As Filed with the Securities and Exchange Commission on October 29, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MECHANICAL TECHNOLOGY, INCORPORATED

(Exact name of registrant as specified in its charter)

Nevada	14-1462255
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

325 Washington Avenue Extension

Albany, NY 12205

(518) 218-2550

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mechanical Technology, Incorporated

2021 Stock Incentive Plan

(Full title of the Plan)

Michael Toporek

Chief Executive Officer

Mechanical Technology, Incorporated

325 Washington Avenue Extension

Albany, NY 12205

(518) 218-2550

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jessica L. Thomas Chief Financial Officer Mechanical Technology, Incorporated 325 Washington Avenue Extension Albany, NY 12205 (518) 218-2550	David E. Danovitch, Esq. Angela Gomes, Esq. Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 (212) 660-3060

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, par value $0.001 per share	1,460,191(3)	$10.79(4)	$15,755,460.89	$1,460.53
Common Stock, par value $0.001 per share	1,024,000(5)	$10.79(6)	$11,048,960	$1,024.24
Total:	2,484,191	N/A	$26,804,420.9	$2,484.77

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 includes such additional shares of common stock of Mechanical Technology, Incorporated (the “Company”), par value $0.001 per share (the “Common Stock”) as are required to prevent dilution by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization, or any other similar transaction effected which results in an increase in the number of outstanding Common Stock.

(2)	The registration fee has been calculated pursuant to Section 6(b) and Rule 457 of the Securities Act by multiplying the proposed maximum aggregate offering price by 0.0000927.

(3)	Represents the number of shares of Common Stock reserved for issuance under the Mechanical Technology, Incorporated Amended and Restated 2021 Stock Incentive Plan (the “2021 Plan”) for the year ending December 31, 2021.

(4)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) promulgated under the Securities Act, based upon the price at which such options to purchase Common Stock may be exercised.

(5)	Represents estimated number of shares of Common Stock issuable pursuant to the 2021 Plan and its “evergreen” provision, which allows for an annual increase in the number of shares of Common Stock available for issuance under the 2021 Plan, and that are anticipated to be reserved for issuance pursuant to future awards under the 2021 Plan.

(6)	Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rules 457(c) and 457(h) promulgated under the Securities Act, upon the high and low selling prices of the Common Stock on October 27, 2021 as reported on The Nasdaq Stock Market LLC.

EXPLANATORY NOTE

At the 2021 Special Meeting of Shareholders of the Mechanical Technology, Incorporated (the “Company”) held on October 29, 2021, the Company’s shareholders approved the Mechanical Technology, Incorporated Amended and Restated 2021 Stock Incentive Plan (the “2021 Plan”) which, among other things, eliminates certain limitations on the number of shares of common stock, par value $0.001 per share (the “Common Stock”), that may be issued pursuant to awards under the previous plan and to provide for the validity, construction and effect of the plan in accordance with the laws of the State of Nevada, in lieu of the State of New York as provided by the previous plan, consistent with the Company’s reincorporation as a Nevada corporation on March 24, 2021.

The total number of shares of Common Stock authorized to be issued under the 2021 Plan (i) pursuant to the exercise of options, (ii) as restricted stock and (iii) as available pursuant to restricted stock units shall be limited to 1,460,191 shares of Common Stock during the Company’s fiscal year ending December 31, 2021 (the “2021 Fiscal Year”). On the first trading day of each new fiscal year commencing on January 1, 2022, the number of shares of Common Stock reserved for issuance under the 2021 Plan will automatically increase by fifteen percent (15%) of the number of shares of Common Stock outstanding on such date (the “Evergreen Provision”).

This Registration Statement on Form S-8 (this “Registration Statement”) is intended to register 1,460,191 shares of Common Stock to be offered to participants under the Plan in the 2021 Fiscal Year and 1,024,000 shares of Common Stock anticipated to be available for issuance pursuant to future awards under the 2021 Plan pursuant to the Evergreen Provision.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) (§230.428(b)(1)). Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 (§230.424). These documents and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. See Rule 428(a)(1) (§230.428(a)(1)).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”) are incorporated by reference herein (excluding those portions of any Current Report on Form 8-K that are not deemed “filed” pursuant to the General Instructions on Form 8-K):

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on March 31, 2021, as amended by the Registrant’s Form 10-K/A, filed with the Commission on April 29, 2021;

(2)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, filed with the Commission on August 10, 2021;

(3)	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 6, 2021, January 21, 2021, February 24, 2021, February 26, 2021 (2), March 8, 2021, March 22, 2021, April 12, 2021, April 29, 2021, April 30, 2021, May 4, 2021, May 19, 2021, May 27, 2021, June 10, 2021, June 15, 2021, June 24, 2021, August 12, 2021, August 23, 2021, August 31, 2021, September 22, 2021 and September 30, 2021; and

(4)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, filed on March 22, 2021 (File No. 001-40261), pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including all other amendments and reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. Description of Securities

Not applicable.

ITEM 5. Interests of Named Experts and Counsel

Not applicable.

ITEM 6. Indemnification of Directors and Officers

The Company’s Articles of Incorporation, as amended, and Bylaws provide indemnification to the Company’s officers and directors to the fullest extent permitted by the Nevada Revised Statutes (“NRS”), and further indemnify any person made, or threatened to be made, a party to an action or proceeding (but excluding an action by or in the right of the Company) by reason of the fact that such person was a director or officer of the Company against judgments, fines, amounts paid in settlement, and expenses, including attorneys’ fees actually incurred, if such director or officer acted in good faith for a purpose which they reasonably believed to be in or not opposed to the best interests of the Company and, in criminal actions or proceedings, had no reasonable cause to believe that their conduct was unlawful. The Articles of Incorporation, as amended, and Bylaws further indemnify any director or officer made, or threatened to be made, a party to any threatened, pending, or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director or officer, or was serving at the request of the Company, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action provided such person was acting in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the Company. In addition, to the extent that a director or officer has been successful on the merits or otherwise in defense of any such action, suit, or proceeding, or in defense of any such claim, issue, or matter therein, the Articles of Incorporation, as amended, and Bylaws provide for indemnification to them against expenses, including attorneys’ fees, actually and reasonably incurred by them in connection with the defense. Despite the foregoing, this specific indemnity from the Company is not available to such a director or officer if (1) the presumption that such director or officer acted in good faith, on an informed basis and with a view to the interests of the Company is rebutted, and (2) it is proven that such director’s or officer’s act or failure to act constituted a breach of their fiduciary duties as a director or officer, and such breach involved intentional misconduct, fraud or a knowing violation of law.

Furthermore, the NRS provide for broad indemnification by corporations of their officers and directors, and offers a presumption that such officer or director has acted in good faith, on an informed basis and with a view to the interests of the corporation, unless such presumption is successfully rebutted.

The NRS also provide that no director or officer is individually liable for damages as a result of an act or failure to act in their capacity as a director or officer except if (1) the presumption that such director or officer acted in good faith, on an informed basis and with a view to the interests of the Company is rebutted, and (2) it is proven that such director’s or officer’s act or failure to act constituted a breach of their fiduciary duties as a director or officer, and such breach involved intentional misconduct, fraud or a knowing violation of law. In addition, the NRS provide that any such indemnifiable person who has been successful on the merits or otherwise in the defense of an applicable action or proceeding shall be affirmatively entitled to the foregoing indemnity. The NRS additionally permit a corporation to advance expenses as they are incurred by a director or officer in defending an action or proceeding prior to final disposition upon receipt of an undertaking by the applicable person to repay such advanced amount if the advancement is ultimately found to not be permitted by law or otherwise..

In addition, the Company maintains directors’ and officers’ liability insurance which insures against liabilities that the Company’s directors and officers may incur in such capacities.

See also the undertakings set out in response to Item 9 herein.

ITEM 7. Exemption from Registration Claimed

Not applicable.

ITEM 8. Exhibits

The Exhibits listed on the accompanying Exhibit Index are filed as a part of, or incorporated by reference into, this Registration Statement. (See Exhibit Index below).

ITEM 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

4.1	Articles of Incorporation of Mechanical Technology, Incorporated (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K, filed with the Commission on March 31, 2021).

4.2	Certificate of Amendment to Articles of Incorporation of Mechanical Technology, Incorporated (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Commission on June 15, 2021).

4.3	Certificate of Designations, Preferences and Rights of 9.0% Series A Cumulative Perpetual Preferred Stock (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A, filed with the Commission on August 18, 2021).

4.4	Bylaws of Mechanical Technology, Incorporated (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K, filed with the Commission on March 31, 2021).

5.1	Opinion of Sullivan & Worcester LLP.*

10.1	Mechanical Technology, Incorporated Amended and Restated 2021 Stock Incentive Plan.*

23.1	Consent of Sullivan & Worcester LLP (included in Exhibit 5.1).*

23.2	Consent of Wojeski & Company CPAs, PC.*

24.1	Power of Attorney (included on the signature page in Part II of this Registration Statement on Form S-8).

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 29, 2021.

MECHANICAL TECHNOLOGY, INCORPORATED

By:	/s/ Michael Toporek
Michael Toporek
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the person whose signature appears below hereby constitutes and appoints Michael Toporek as their true and lawful attorney-in-fact and agent with full power of substitution, for them in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) under the Securities Act of 1933 increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Dated: October 29, 2021	/s/ Michael Toporek
Michael Toporek
Chief Executive Officer (principal executive officer) and Director

Dated: October 29, 2021	/s/ Jessica L. Thomas
Jessica L. Thomas
Chief Financial Officer (principal financial and accounting officer)

Dated: October 29, 2021	/s/ David C. Michaels
David C. Michaels
Chairman of the Board of Directors

Dated: October 29, 2021	/s/ Thomas J. Marusak
Thomas J. Marusak
Director

Dated: October 29, 2021	/s/ Matthew E. Lipman
Matthew E. Lipman
Director

Dated: October 29, 2021	/s/ Edward R. Hirshfield
Edward R. Hirshfield Director

Dated: October 29, 2021	/s/ William Phelan
William Phelan
Director

Dated: October 29, 2021	/s/ William Hazelip
William Hazelip
Director

Dated: October 29, 2021	/s/ Alykhan Madhavji
Alykhan Madhavji
Director